Exhibit 21.1

SUBSIDIARIES OF WORLD WRESTLING ENTERTAINMENT, INC.

(All subsidiaries are wholly-owned, directly or indirectly, unless otherwise noted)

TSI Realty Company (a Delaware corporation)

World Wrestling Entertainment Canada, Inc. (a Canadian corporation)

Stephanie Music Publishing, Inc. (a Connecticut corporation)

The World Entertainment, LLC (a Delaware limited liability company)*

World Wrestling Entertainment (International) Limited (a UK corporation)

Event Services, Inc. (a Delaware corporation)

WWE Films, Inc. (a Delaware corporation)

          -   WWE Films Development, Inc. (a Delaware corporation)

          -  Marine Productions (a California corporation)

          -  Marine Productions Australia Pty Limited (an Australia corporation)

          -  Eye Scream Productions (a California corporation)

          - Eye Scream Man Productions Australia Pty Limited (an Australia corporation)

WWE Libraries, Inc. (a Delaware corporation)

WCW, Inc. (a Delaware corporation)

*Not in operation